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                                                                    EXHIBIT 12.1

             COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES

                                                                                SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,               JUNE 30,
                                           ------------------------------     --------------------
                                           1994       1995         1996        1996         1997
                                           -----     -------     --------     -------     --------
                                                               (IN THOUSANDS)
Earnings available for fixed charges(1):
  Loss from continuing operations........  $(220)    $(6,502)    $(15,969)    $(7,117)    $(10,030)
Add:
  Interest expense.......................      0           9          153           1          649
                                           -----     -------     --------     -------     --------
          Total..........................  $(220)    $(6,493)    $(15,816)    $(7,116)    $ (9,381)
                                           =====     =======     ========     =======     ========

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(1) Because of the Company's historic losses, the Company has experienced a deficiency of earnings to fixed charges throughout its existence. The deficiency of earnings to fixed charges equals the loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness.

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